Exhibit 3.1

DAVIS POLK & WARDWELL

450 LEXINGTON AVENUE

NEW YORK, NEW YORK 10017

(212) 450-4000

February 9, 2001

Municipal Investment Trust Fund,

Multistate Series—420

Defined Asset Funds

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Salomon Smith Barney Inc.

PaineWebber Incorporated

Dean Witter Reynolds Inc.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
Defined Asset Funds
P.O. Box 9051
Princeton, NJ 08543-9051

Dear Sirs:

    We have acted as special counsel for you, as sponsors (the "Sponsors") of Multistate Series—420 of Municipal Investment Trust Fund, Defined Asset Funds (the "Trusts"), in connection with the issuance of units of fractional undivided interest in the Trusts (the "Units") in accordance with the Trust Indenture relating to the Trusts (the "Indentures").

    We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and instruments as we have deemed necessary or advisable for the purpose of this opinion.

    Based upon the foregoing, we are of the opinion that (i) the execution and delivery of the Indenture and the issuance of the Units have been duly authorized by the Sponsors and (ii) the Units, when duly issued and delivered by the Sponsors and the Trustee in accordance with the applicable Indentures, will be legally issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as Exhibit 3.1 to the Registration Statement relating to the Units filed under the Securities Act of 1933 and to the use of our name in such Registration Statement and in the related prospectus under the heading "How The Fund Works—Legal Opinion".

                          Very truly yours,

                          DAVIS POLK & WARDWELL